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                                   CORE, INC.

                         SUBSIDIARIES OF THE REGISTRANT

The following corporations are wholly-owned subsidiaries of CORE, INC.:

       Core Management, Inc. (a California corporation)
       Cost Review Services, Inc. (a Texas corporation)
       CORE Securities Corp. (a Massachusetts corporation)
       Disability Reinsurance Management Services, Inc. (a Delaware corporation) Integrated Behavioral Health (a California corporation)
       Protocol Work Systems, Inc. (a Delaware corporation)
       SSDC Corp. (a Delaware corporation)
       TCM Services, Inc. (a Delaware corporation)